Exhibit 5.1

February 22, 2024

Moelis & Company

399 Park Avenue, 5th Floor

New York, New York 10022

Re:	Moelis & Company Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel and Secretary of Moelis & Company, a Delaware corporation (the “Company”). This opinion is being provided in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of up to 4,738,215 additional shares of Class A common stock, par value $0.01 per share, of the Company (the “Shares”) that may be issued under the Moelis & Company 2014 Omnibus Incentive Plan (the “Plan”). The Company filed with the Commission a Registration Statement on Form S-8 to register 8,142,983 shares under the Plan on August 8, 2014 (the “2014 Registration Statement”), a post-effective amendment Registration Statement on Form S-8 to register 5,533,153 shares under the Plan on February 27, 2015, a post-effective amendment Registration Statement on Form S-8 to register 2,613,787 shares under the Plan on March 13, 2016 (the “2016 Registration Statement”), a post-effective amendment Registration Statement on Form S-8 to register 3,578,184 shares under the Plan on February 28, 2017, a post-effective amendment Registration Statement on Form S-8 to register 3,718,534 shares under the Plan on February 28, 2018, a post-effective amendment Registration Statement on Form S-8 to register 3,582,090 shares under the Plan on February 27, 2019, a post-effective amendment Registration Statement on Form S-8 to register 4,778,585 on March 6, 2020, a post-effective amendment Registration Statement on Form S-8 to register 4,800,059 shares under the Plan on February 24, 2021, a post-effective amendment Registration Statement on Form S-8 to register 4,167,618 shares under the Plan on February 24, 2022 and a post-effective amendment Registration Statement on Form S-8 to register 4,104,652 shares under the Plan on February 23, 2023 (the “2023 Registration Statement”, together with the 2022 Registration Statement, together with the 2021 Registration Statement, 2020 Registration Statement, 2019 Registration Statement, 2018 Registration Statement, 2017 Registration Statement, 2016 Registration Statement, 2015 Registration Statement and 2014 Registration Statements, the “Existing Registration Statements”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion set forth herein, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following: (i) the Registration Statement in the form to be filed with the Commission on the date hereof; (ii) the Existing Registration Statements; (iii) the Plan; (iv) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (v) the Amended and Restated Bylaws of the Company, as amended to date and currently in effect; (vi) certain resolutions of the Board of Directors of the Company relating to the approval of the Plan, the filing of the Registration Statement and the Existing Registration Statements and certain related matters; and (vii) certain resolutions of the stockholders of the Company relating to the Plan. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion stated herein, I have also assumed that (i) the issuance of the Shares will be properly recorded in the books and records of the Company and (ii) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto.

I do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions).

Based upon the foregoing and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued to the participants in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Osamu Watanabe
Osamu Watanabe
General Counsel and Secretary
Moelis & Company